EXHIBIT 99.1


On August 12, 1999 Registrant issued the following press release:

"AmeriVest Properties Announces Acquisition of Three Office Buildings

     August 12, 1999/Lakewood, CO - - AmeriVest Properties Inc. (NASDAQ:AMVP) today announced that it has purchased three contiguous office buildings in Indianapolis, Indiana. The three buildings, which total approximately 95,800 square feet, are currently 95% leased. The total purchase price for the three office buildings is approximately $7,944,000 and will consist of approximately 541,600 shares of common stock valued at $4.75 per share, or approximately $2,572,600 of additional equity, and the assumption of the existing mortgage and related escrow balances on the properties of approximately $5,371,400. James F. Etter, CEO and President of AmeriVest Properties, stated "The addition of these three properties to AmeriVest's portfolio is expected to generate Funds From Operations, before principal amortization of the debt being assumed, on an annualized basis of approximately $420,000. This acquisition is a significant addition for AmeriVest as it brings three solid performing quality office buildings into our portfolio." The effective date of the acquisition was as of July 1, 1999.

     The properties were sold by Sheridan Realty Partners, L.P., an affiliate of the Sheridan Group, a private real estate company based in Denver, Colorado. Mr. William T. Atkins and Charles K. Knight, both of whom are associated with the Sheridan Group, were appointed to the Board of Directors. Mr. Atkins is a principal shareholder and co-founder of Sheridan Realty Corp. He has been involved in commercial real estate in the midwestern and western regions of the U.S. for the last nine years. Mr. Knight has been associated with Sheridan Development since 1998. Prior to joining Sheridan he was responsible for identifying merger and acquisition opportunities for Public Storage, Inc., the world's largest self-storage owner and operator. Mr. Etter also stated that, " It is a pleasure to have Messrs. Atkins and Knight join the Board of Directors. They bring a proven track record in commercial real estate to the Company. Their experience will contribute significantly to the future growth of the Company."

     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which the forward-looking statements are based are reasonable, it can give no assurances that such expectations and assumptions will prove to have been correct. See the Company's Annual Report on Form 10-KSB for additional statements concerning important factors, including occupancy and rental rates and operating costs, that could cause actual results to differ materially from the Company's expectations.

     AmeriVest Properties Inc., with its principal office in Lakewood, Colorado, owns 22 small office buildings, an industrial/showroom building, and four self-storage facilities. Its common stock and warrants trade on the NASDAQ Small Cap Market under the symbols "AMVP" and "AMVPW", respectively.

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